Exhibit 99.3

November 18, 2014

Board of Directors

Walgreen Co.

108 Wilmot Road

Deerfield, IL 60015

Re:         Amendment No. 2 to Registration Statement on Form S-4 of Walgreens Boots Alliance, Inc., filed on November 18, 2014 (the “Amendment No. 2 to Registration Statement”)

Members of the Board of Directors:

Reference is made to our opinion letter, dated August 5, 2014 (the “Opinion Letter”), with respect to the fairness, from a financial point of view, to Walgreen Co. (the “Company”) of the consideration to be paid by the Company to exercise the Call Option (as defined in the Amendment No. 2 to Registration Statement) pursuant to the Purchase and Option Agreement (as defined in the Amendment No. 2 to Registration Statement).

We hereby consent to the inclusion of the Opinion Letter as Annex I to the Proxy Statement/Prospectus of Walgreen Co., which is a part of the Amendment No. 2 to Registration Statement, and to the description of the Opinion Letter and the references to our name contained therein under the headings “Summary—Opinions of Walgreens’ Financial Advisors”, “The Transactions—Background of The Transactions”, “The Transactions—Recommendation of the Board; Reasons for the Recommendation to Walgreens Shareholders by the Board”, “The Transactions—Opinion of Lazard Frères & Co. LLC, Walgreens’ Financial Advisor” and “The Transactions—Certain Unaudited Financial Forecasts Prepared by Management”.

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Amendment No. 2 to Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ Jeffrey H. Cohen
Jeffrey H. Cohen
Managing Director